Exhibit 99.1

Pure Cycle Announces Financial Results

For the Three and Nine Months Ended May 31, 2025

DENVER, CO / ACCESSWIRE / July 9, 2025 – Pure Cycle Corporation (NASDAQ Capital Market: PCYO) announced its financial results for the three and nine months ended May 31, 2025.  Pure Cycle reported $2.3M of net income for the three months ended May 31, 2025, which marks our twenty-fourth consecutive fiscal quarter with positive net income. Pure Cycle is continuing to develop its Sky Ranch Master Planned Community, despite volatility in the market. We believe our segment pricing (entry level) lots and the low inventory of entry level housing in the Denver market continues to help Sky Ranch navigate a changing market better than other surrounding and significantly higher priced communities. We have completed the development of Phase 2A, and we are finishing our landscaping and warranty work on Phase 2B as our national homebuilder partners have begun construction in Phase 2B with nearly 75% of homes either sold or under construction. We are actively developing Phase 2C, with final paving underway, and we anticipate delivering finished lots by the end of fiscal 2025. Additionally, we have begun the utility work in Phase 2D and expect to complete these lots in the first half of fiscal 2026.  Finally, we have started platting our next subphase, Phase 2E. We expect to have lots in Phase 2E ready for our national homebuilder partners by the end of calendar 2026 but plan to pace construction to match builder absorptions. Pure Cycle continues to drive income from its resource rich asset base and in the three and nine months ended May 31, 2025, we reported an increase in our royalty revenues from our oil and gas mineral interest at Sky Ranch, where an additional six wells were completed in 2024 that began producing during this fiscal year.

Our capital management and balance sheet strategy remains focused on growth and shareholder returns. We are prioritizing investment in our ongoing development projects while utilizing available liquidity to continue our share repurchase program and reserving sufficient capital for strategic development initiatives and land acquisitions.

Q3 and YTD 2025 Highlights

➢	Revenues for the three and nine months ended May 31, 2025 of $5.1 million and $14.9 million, which drove pre-tax income of $3.0 million and $9.3 million;
➢	Net income for the three and nine months ended May 31, 2025 of $2.3 million and $7.0 million;
➢	Royalty income for the three and nine months ended May 31, 2025 of $1.1 million and $5.9 million;
➢	EBITDA for the three and nine months ended May 31, 2025 of $3.6 million and $11.3 million (see table below for reconciliation of net income to EBITDA);
➢	Cash & cash equivalents totaled $14.4 million as of May 31, 2025;
➢	For the three and nine months ended May 31, 2025, we delivered 76 and 443 acre-feet of water.

Net Income to EBITDA Reconciliation

We continue our profitability as shown in the table below:

	Three Months Ended		Nine Months Ended
(In thousands)	May 31, 2025	May 31, 2024	May 31, 2025	May 31, 2024
Net Income	$2,256	$2,825	$7,002	$5,008
Add back:
Interest expense, net	101	109	319	328
Taxes	737	1,027	2,275	1,805
Depreciation / amortization	534	561	1,677	1,579
EBITDA	$3,628	$4,522	$11,273	$8,720

Earnings per common share - basic and diluted
Basic	$0.09	$0.12	$0.29	$0.21
Diluted	$0.09	$0.12	$0.29	$0.21

Weighted average common shares outstanding:
Basic	24,076,022	24,087,170	24,077,188	24,085,578
Diluted	24,143,534	24,143,039	24,166,926	24,146,361

“We believe that with market volatility and weakening consumer confidence, our strong balance sheet, significant cash liquidity, entry level market segmentation and our just in time delivery of finished lots to our homebuilder partners continues to differentiate us as one of the regions premier land developers,” commented Mark Harding, CEO of Pure Cycle. “Based on market data, very few land developers in the Denver market deliver finished lots and partner with homebuilders to deliver lots in annual just in time quantities which has led to our return buyer retention among our national homebuilder customers.  We are pleased to continue to serve our homebuilder customers and deliver an outstanding master planned community,” continued Mr. Harding.

Q3 and YTD 2025 Financial Summary

Revenues

For the three months ended May 31, 2025 and 2024, we reported total revenue of $5.1 million and $7.6 million with $2.3 million and $2.5 million being generated in our water and wastewater resource development segment, $2.7 million and $5.0 million generated by our land development segment, and $0.1 million and $0.1 million reported in our single-family rental business.

For the nine months ended May 31, 2025 and 2024, we reported total revenue of $14.9 million and $16.2 million with $8.0 million and $7.6 million being generated in our water and wastewater resource development segment, $6.5 million and $8.3 million generated by our land development segment, and $0.4 million and $0.4 million reported in our single-family rental business.

For the three months ended May 31, 2025 and 2024, we sold 40 and 20 water or water and wastewater taps for $1.7 million and $0.6 million. For the nine months ended May 31, 2025 and 2024, we sold 130 and 35 water or water and wastewater taps for $5.3 million and $1.2 million. As of May 31, 2025, we have sold 904 water and wastewater taps at Sky Ranch in Phases 1, 2A, 2B and 2C. Based on current prices and engineering estimates, we believe Phase 2 of Sky Ranch will generate more than $20 million in water and wastewater tap fee revenue and cash over the next three years.

As of May 31, 2025, the first development phase (509 lots) is complete and the second development phase (1,032 lots) is being developed in five subphases, referred to as Phase 2A (229 lots), Phase 2B (211 lots), Phase 2C (228 lots), Phase 2D (218 lots) and Phase 2E (146 lots). As of May 31, 2025, Phase 2A is 100% complete, Phase 2B is approximately 96% complete, Phase 2C is approximately 68% complete, Phase 2D is approximately 29% complete and Phase 2E is expected to begin development work in fiscal 2026. Phase 2B is substantially completed with some landscaping and warranty items remaining. Phase 2C is expected to be substantially completed by the end of Pure Cycle’s fiscal 2025, Phase 2D is expected to be completed in fiscal 2026, and Phase 2E is expected to be completed by the end of calendar 2026.

As of May 31, 2025, the single-family rental business had 14 homes built and rented in Sky Ranch and 17 additional homes under contract to build in Phase 2B, all of which the Company believes will be available for rent in fiscal 2026. As noted in the prior quarters, due to the overwhelming demand for rental homes at Sky Ranch, we expect to have a total of 98 homes in Phases 1 and 2 with the ability to support more than 200 homes once Sky Ranch is built out.

"Pure Cycle is well positioned in the market to scale our land development activities to match market demands as we navigate a volatile market. Our earnings continue to showcase the strength and diversity of our portfolio of assets through royalty income and our water and wastewater infrastructure with high margins in water and wastewater tap sales," stated Marc Spezialy, CFO of Pure Cycle. "We are also pleased to announce that we have begun construction on our next group of 17 single-family homes to be built in Phase 2B, which will be available for rent in fiscal 2026," concluded Mr. Spezialy.

Working Capital

With the recent uncertainty in the capital markets our Company is well positioned with a strong balance sheet and working capital (current assets less current liabilities) of $18.1 million as of May 31, 2025, which includes $14.4 million of cash and cash equivalents.  This allows us not only to execute delivering lots to our homebuilder customers but to capitalize on acquisition opportunities as they may become available.

Q3 and YTD 2025 Operational Summary

Water and Wastewater Resource Development

Water deliveries decreased for the three months ended May 31, 2025, to 76 acre-feet delivered as compared to 394 acre-feet delivered for 2024. Water deliveries decreased for the nine months ended May 31, 2025, to 443 acre-feet delivered as compared to 1,422 acre-feet delivered for 2024.The decreases were due to a decrease in water sold to oil and gas operations, which is not part of our recurring water revenue to residential customers. Oil and gas operations are highly variable and dependent on oil prices, demand for gas, and the timing of development of other leases in our service areas. As Sky Ranch continues to develop, we anticipate continued growth in our residential water and wastewater service revenues. The water and wastewater tap sales increased in 2025 to $1.7 million compared to $0.6 million in 2024 for the three months ended and increased in 2025 to $5.3 million compared to $1.2 million in 2024 for the nine months ended, primarily due to the timing of development activities in Phase 2B.

Land Development

For the three months ended May 31, 2025, lot sales revenue decreased to $2.5 million as compared to $4.8 million in 2024. For the nine months ended May 31, 2025, lot sales revenue decreased to $6.0 million as compared to $7.9 million in 2024. The decrease in lot sales revenue for the three and nine months is primarily due to the timing of finished lot deliveries. When we transfer title to lots to homebuilders under contracts where we remain obligated to deliver finished lots, the sales of such lots are recognized using the percentage of completion method. Therefore, revenue will fluctuate due to timing of construction activities as well as the number of lots under milestone payment contracts throughout Phase 2.

Single-Family Rentals

Rental income for the three and nine months ended May 31, 2025 and 2024 was consistent at $0.1 million for the three months ended and $0.4 million for the nine months ended as both periods represented the 14 completed homes in our portfolio.  An additional 17 homes are under contract to be built in Phase 2B, which the Company believes will be available for rent in fiscal 2026.

Earnings Presentation Information

Pure Cycle will host an earnings presentation on Thursday July 10, 2025, at 8:30AM Eastern (6:30AM Mountain) to discuss the financial results and answer questions. For an interactive experience, including the ability to ask questions and view the slide presentation, please register and join the event via the link below. Call in access will be in listen-only mode. See below for event details. Additionally, we will post a detailed slide presentation on our website, which will provide an overview of Pure Cycle and present summary financial results and can be accessed at www.purecyclewater.com.

When:8:30AM Eastern (6:30AM Mountain) on July 10, 2025

Event link:https://www.purecyclewater.com/Q32025

Call in number:872-240-8702 (access code: 339 096 271#)

Replay:https://www.purecyclewater.com/investors/news-events/ir-calendar

Other Important Information

The table below presents our consolidated results of operations for the three and nine months ended May 31, 2025 and 2024 (unaudited):

	Three Months Ended		Nine Months Ended
(In thousands, except share information)	May 31, 2025	May 31, 2024	May 31, 2025	May 31, 2024
Revenues:
Metered water usage from:
Municipal customers	$148	$145	$507	$458
Commercial customers	149	1,432	1,324	5,045
Wastewater treatment fees	102	85	284	258
Water and wastewater tap fees	1,700	581	5,292	1,162
Lot sales	2,526	4,795	5,981	7,906
Project management fees	138	221	507	362
Single-family rentals	131	123	373	357
Special facility projects and other	246	222	619	639
Total revenues	5,140	7,604	14,887	16,187

Cost of revenues:
Water service operations	533	564	1,418	1,628
Wastewater service operations	237	173	642	513
Land development construction costs	437	1,192	2,060	1,961
Project management costs	106	154	360	401
Single-family rental costs	40	71	133	161
Depletion and depreciation	409	410	1,248	1,132
Other	121	174	576	406
Total cost of revenues	1,883	2,738	6,437	6,202

General and administrative expenses	1,798	1,647	6,295	5,082
Depreciation	125	151	429	447
Operating income	1,334	3,068	1,726	4,456

Other income (expense):
Interest income - related party	417	217	1,223	1,156
Interest income - Investments	210	279	675	873
Oil and gas royalty income, net	1,140	392	5,857	479
Oil and gas lease income, net	—	18	—	56
Other, net	(7)	(13)	115	121
Interest expense, net	(101)	(109)	(319)	(328)
Income from operations before income taxes	2,993	3,852	9,277	6,813
Income tax expense	(737)	(1,027)	(2,275)	(1,805)
Net income	$2,256	$2,825	$7,002	$5,008

Earnings per common share - basic and diluted
Basic	$0.09	$0.12	$0.29	$0.21
Diluted	$0.09	$0.12	$0.29	$0.21
Weighted average common shares outstanding:
Basic	24,076,022	24,087,170	24,077,188	24,085,578
Diluted	24,143,534	24,143,039	24,166,926	24,146,361

The following table presents our consolidated financial position as of May 31, 2025 (unaudited) and August 31, 2024 (audited):

(In thousands, except shares)	May 31, 2025	August 31, 2024
ASSETS:	(unaudited)
Current assets:
Cash and cash equivalents	$14,392	$21,946
Trade accounts receivable, net	1,331	1,472
Income taxes receivable	633	—
Prepaid expenses and other assets	781	530
Land under development	8,068	3,647
Reimbursable public improvements and project management fees	—	10,100
Total current assets	25,205	37,695
Restricted cash	6,065	3,412
Investments in water and water systems, net	64,954	60,486
Construction in progress	2,473	3,161
Single-family rental units	4,891	5,059
Land and mineral rights:
Held for development	4,513	3,683
Held for investment purposes	—	451
Held for sale	352	—
Other assets	1,326	1,164
Notes receivable – related parties, including accrued interest
Reimbursable public improvements and project management fees	40,600	30,864
Other	1,222	1,221
Operating leases - right of use assets	138	158
Total assets	$151,739	$147,354

LIABILITIES:
Current liabilities:
Accounts payable	$2,607	$1,948
Accrued liabilities	2,303	1,514
Accrued liabilities – related parties	911	2,208
Income taxes payable	—	1,442
Deferred lot sales revenue	984	2,173
Deferred water and other sales revenue	2	—
Debt, current portion	346	64
Total current liabilities	7,153	9,349
Debt, less current portion	6,512	6,821
Deferred tax liability, net	1,395	1,395
Lease obligations - operating leases, less current portion	4	87
Total liabilities	15,064	17,652
Commitments and contingencies
SHAREHOLDERS’ EQUITY:
Series B preferred shares: par value $0.001 per share, 25 million authorized; 432,513 issued and outstanding (liquidation preference of $432,513)	—	—
Common shares: par value 1/3 of $.01 per share, 40.0 million authorized; 24,074,305 and 24,063,894 outstanding, respectively	80	80
Additional paid-in capital	175,419	175,125
Accumulated deficit	(38,824)	(45,503)
Total shareholders’ equity	136,675	129,702
Total liabilities and shareholders’ equity	$151,739	$147,354

Company Information

Pure Cycle continues to grow and strengthen its operations, grow its balance sheet, and drive recurring revenues. We operate in three distinct business segments, each of which complements the other. At our core, we are an innovative and vertically integrated wholesale water and wastewater service provider. In 2017, we launched our land development segment which develops master planned communities on land we own and to which we provide water and wastewater services. In 2021, we launched our newest line of business, the rental of single-family homes located at Sky Ranch, which provides long-term recurring revenues, furthers our land development operations, and adds more customers to our water resource segment.

Additional information, including our recent press releases and SEC filings, is available at www.purecyclewater.com, or you may contact our President, Mark W. Harding, or our CFO, Marc Spezialy, at 303-292-3456 or info@purecyclewater.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are all statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect or anticipate will or may occur in the future, such as statements about the following: factors that differentiate us in the market and our belief that we are well positioned in the market; the timing of completion and availability for rent of our rental units; the number of rental units we may be able to add as Sky Ranch builds out; timing of development at Sky Ranch, including timing of delivery of finished lots and plans to pace construction to match builder absorptions; future water and wastewater tap sales and revenues; timing of future home construction by our home builder customers; the strength of the Sky Ranch market, including the demand for entry-level and rental homes; and forecasts about our expected financial results. The words "anticipate," "likely," "may," "should," "could," "will," "believe," "estimate," "expect," "plan," "intend," "potential" and similar expressions are intended to identify forward-looking statements. Investors are cautioned that forward-looking statements are inherently uncertain and involve risks and uncertainties that could cause actual results to differ materially. Factors that could cause actual results to differ from projected results include, without limitation: home mortgage interest rates, inflation, trade policies, tariffs, and other factors impacting the housing market and home sales; the risk factors discussed in Part I, Item 1A of our most recent Annual Report on Form 10-K for the fiscal year ended August 31, 2024; and those factors discussed from time to time in our press releases, public statement and documents filed or furnished with the U.S. Securities and Exchange Commission.

SOURCE: Pure Cycle Corporation